Annual Report

Cover Page

Name of issuer:

Altcoin Exchange, Inc.

Legal status of issuer:

Form: Corporation
Jurisdiction of Incorporation/Organization: DE
Date of organization: 8/31/2017

Physical address of issuer:

1352 Hornblend St
San Diego CA 92109

Website of issuer:

https://www.altcoin.io

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

8

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$564,213.71	$10,978.00
Cash & Cash Equivalents:	$557,547.31	$4,311.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$813,102.00	$0.00
Long-term Debt:	$0.00	$50,167.00
Revenues/Sales:	$446.98	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($308,650.32)	($52,497.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Altcoin Exchange, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Andrew Gazdecki	CEO	Altcoin Exchange Inc.	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Andrew Gazdecki	Secretary	2017
Andrew Gazdecki	CEO	2017
Andrew Gazdecki	Treasurer	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Andrew Gazdecki	1010282.78 Common Stock	78.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

The Company's current business model is not proven or a source of significant revenue. Current revenues do not cover current expenditure of the company. As a result, the Company's business model is due to change and adapt according to market conditions, product market fit and finding a successful sales and revenue model.

The Company's business model depends on a number of factors. There is no assurance that the Company's business model will be successful or that the Company will generate increased revenues. The Company may be forced to change or abandon the Company's business model in order to find a product market fit and valuable revenue stream for its products and services.

In order to respond to market changes, the Company's management may from time to time make changes to the business of the Company. There are certain risks associated with such changes. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on the Company's business, results of operations and financial condition.

The Company's current software applications are new and therefore do not have a stable or significant customer base. It is necessary that Company grows the number of customers of rapidly, although, there is no guarantee the Company will do so.

The Company's ability to increase the Company's user base and revenues will depend heavily on the Company's ability to innovate and to create successful new products and services. If products or services the Company introduces fail to engage users, the Company may fail to attract or retain new users and may not be able to generate additional revenue and the Company's business may be materially and adversely affected as a result.

The development of new features and products is a complex and time-consuming process that may not be completed with the expected roadmap, as a result, products may fail to engage with users and the Company may not generate new revenue streams to an expected timescale.

The Company's business plan relies on hiring a key team of experienced product developers. Although every piece of due diligence is done before making a significant hire, the Company can not guarantee the performance, creativity or product building success of these key hires.

A significant amount of the team's time is spent working remotely. The Company uses the latest communication methods, such as Skype and Telegram message apps, to make sure the team is working towards a common goal and product development, however, as the team expands it is unproven that this method is optimal to product development. As a result, it may be necessary for the team to find a more stable base. This could potentially result in departures in the Company if team members did not want to re-locate.

The Company has, and will be developing, a global team. As a result, the Company must make sure it is adhering to complex laws and local regulations regarding employing and hiring. It must also adhere to all international trade and tax requirements as a result.

The Company's limited operating history may make it difficult to evaluate the Company's current business and the Company's future prospects. The Company has encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of the Company's limited resources, market acceptance of the Company's existing and future products and services, competition from established companies with greater financial and technical resources, acquiring and retaining users and developing enhancements to the Company's products and services. The Company cannot assure you that the Company will be successful in addressing these and other challenges the Company may face in the future.

Our ability to protect our intellectual property and proprietary technology is uncertain. We have entered into confidentiality agreements and intellectual property assignment agreements with our officers, employees, and consultants regarding our intellectual property and proprietary technology. In the event of unauthorized use of disclosure or other breaches of those agreements, we may not be provided with meaningful protection for our trade secrets or other proprietary information.

The Company has open sourced, or plans to open source, its code and intellectual property. By making elements of the Company's code and intellectual property freely available, it opens it up to being copied by other software developers and companies, thus potentially increasing its director competitors or devaluing the Company's resources.

The Company will need to raise additional funds in the future in order to fund marketing and operations to expand it's user based and rapid expansion, to develop newer or enhanced services, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the rights of the Class A Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all.

If adequate funds are not available or not available on acceptable terms, the Company may not be able to fund its expansion, promote its brand names as the Company desires, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability would have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

Investors will not see a return on the Company until acquired, IPO, or becomes profitable to start paying dividends to shareholders. None of those events are guaranteed to happen. Also, that dividends will only be paid if and when declared by the Board.

The Company expects competition in the blockchain and cryptocurrency space to continue to increase as the industry becomes larger as a whole and the technology develops. The Company competes with a number of other companies. Many of the Company's competitors are significantly larger than the Company is and have more capital to invest in their businesses. The Company believes that its ability to successfully compete against these and other potential competitors depends upon many factors both within and beyond the Company's control, including the following:

Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than the Company does. These factors may allow the Company's competitors to respond more quickly than the Company can to new or emerging technologies and changes in customer preferences. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build a larger user base or to monetize that user base more effectively than us. The Company's competitors may develop products or services that are similar to the Company's products and services or that achieve greater market acceptance than the Company's services. This could attract users away from the Company's products and reduce the Company's market share.

Blockchain technology is still in its infancy and has not been proven in a large scale consumer space. A significant proportion of the Company's business model relies on factors in the blockchain space outside its control, including the following:

Growing amount of users using blockchain technology,
New and improved uses of blockchain technology to solve consumer problems,
Public perception of blockchain technology,
Unknown and future regulatory laws and restrictions surrounding blockchain technology.

We believe that blockchains will become popular but that might not turn out to be the case.

As the Company's business develops, its is likely that the Company will venture into the financial technology space where there is significant government regulation and control. In many countries and states, there is currently limited regulation or control of cryptocurrencies and blockchain technology. The Company has done very limited research on how future and current regulation and law could affect the Company's current or future business model. Thus, there could be significant current and future regulation that could affect the Company's business model and plan. As a result, regulation and law could make the Company's business model unviable now or in the future.

The future business model may offer transactional services between traditional banking services, cryptocurrency financial services and service offerings based on a protocol. This may bring Altcoin.io into scope for traditional financial regulations such as Anti Money Laundering Regulation (AML), Know Your Customer (KYC) & The Markets in Financial Instruments Directive (MiFID II). The implementation and maintenance of complying with these regulations could be a significant financial burden on Altcoin.io. As such, Altcoin.io will consider the cost/benefit including any regulatory consequences when extending the services offered.

There is significant uncertainty in how Cryptocurrency and services based on Crypto technologies will be regulated in the future. It is likely that many of the traditional financial regulations will be applied to Cryptocurrencies in the future, however the scope and extent of the imposed regulations are unknown and will remain unclear for the near term. This may effect the Altcoin.io'sstrategy around developing crypto technologies but will not devalue the current business offering.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	10,000,000	8,824,826	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	130,574.94

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Bizness Apps
Issue date	10/31/17
Amount	$100,000.00
Outstanding principal plus interest	$0.00 as of 05/30/18
Interest rate	2.0% per annum
Maturity date	01/01/20
Current with payments	Yes

This loan has been forgiven, thus paid in full.

Loan

Lender	Bizness Apps, Inc.
Issue date	01/25/18
Amount	$50,000.00
Outstanding principal plus interest	$0.00 as of 05/30/18
Interest rate	2.0% per annum
Maturity date	12/31/19
Current with payments	Yes

This loan has been forgiven, thus paid in full.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
	Regulation Crowdfunding	SAFE	$35,681	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Bizness Apps
Amount Invested	$100,000.00
Transaction type	Loan
Issue date	10/31/17
Outstanding principal plus interest	$0.00 as of 05/30/18
Interest rate	2.0% per annum
Relationship	Owned by Andrew Gazdecki

Andrew Gazdecki owned Bizness Apps at the time of the transaction. All debts have now been forgiven, thus repaid in full.

Name	Bizness Apps
Amount Invested	$50,000.00
Transaction type	Loan
Issue date	01/31/18
Outstanding principal plus interest	$0.00 as of 05/30/18
Interest rate	2.0% per annum
Relationship	Owned by Andrew Gazdecki

Bizness Apps was previously owned by Andrew Gazdecki. The loan has been forgiven, thus repaid in full.

In 2017, the Company entered into an agreement with Bizness Apps, a related Company that was previously owned by the founder, Andrew Gazdecki under common management and control to borrow up to $100,000 for the purpose of funding development operations (the "Related Party Loan"). The Related Party Loan is unsecured, accrues interest at the rate of 2% per annum, and matures on December 31, 2019. As of December 31, 2017, borrowings under the Related Party Loan amounted to $100,000. However, the Company received an additional disbursement of $50,000 subsequent to January 25, 2018, but before the financial statements were available to be issued. These loans have been forgiven, thus repaid in full.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Hackers have stolen almost $10 billion in Bitcoin in the last few years, and centralized exchanges are to blame. By holding your tokens in a single vault during each transaction, they create a single point of failure, a weakness hackers can easily exploit. The market wants a secure way to trade. At Altcoin.io, we're building a decentralized exchange that puts safety first: you stay in control of your coins the entire time. Already, 110,000+ traders have pre-registered since September 2017.

We believe decentralized exchanges are the future of cryptocurrency and centralized exchanges will soon become obsolete. Our mission is to build an exchange that supports instant, low-fee trades of virtually any token, all secured by the blockchain, that is easy to use for novice and experienced traders alike. With thousands of different altcoins on our network, high liquidity, and an excellent user experience, we hope to become the preferred platform for all traders concerned with security.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

Altcoin Exchange, Inc. was incorporated in the State of Delaware in August 2017.

Since then, we have:

- 110,000+ pre-registered users.
- Founder named 30 Under 30. Grew previous company to 100+ employees.
- Centralized and less secure competitor Coinbase earned $1 billion last year.
- Founder's two previous companies acquired.
- First DEX to implement a Plasma-like sidechain solution.
- Featured on Bitcoin.com, Coindesk, CoinTelegraph, Cryptovest, and more.
- Accomplished and open-sourced world's first Ethereum and Bitcoin atomic swap.

Historical Results of Operations

Our company was organized in August 2017 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $0 compared to the year ended December 31, 2017, when the Company had revenues of $0.
- *Assets.* As of December 31, 2018, the Company had total assets of $564,213, including $557,547 in cash. As of December 31, 2017, the Company had $10,978 in total assets, including $4,311 in cash.
- *Net Loss.* The Company has had net losses of $308,650 and net losses of $52,497 for the fiscal years ended December 31, 2018 and December 31, 2017 respectively.
- *Liabilities.* The Company's liabilities totaled $813,102 for the fiscal year ended December 31, 2018 and $50,167 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $150,000 in debt. This has been forgiven, thus repaid in full.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Altcoin Exchange, Inc. cash in hand is $557,547.31, as of December 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $64,166.79/month. Our intent is to be profitable in 6 months.

No material changes or trends in our finances or operations have changed since the date our financials were reviewed.

We anticipate expenses to increase over the next 3-6 months as we expand our team. We also expect to see our first revenues in the next 3-6 months as we release our first working version of our decentralized trading exchange.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.altcoin.io

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1
Financials 2

Appendix D: Director & Officer Work History

Andrew Gazdecki

Appendix E: Supporting Documents